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                                                                  Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Private Business, Inc. 2005 Long-Term Equity Incentive Plan of our report dated January 29, 2004 and April 14, 2006, with respect to the financial statements of Total Bank Technology Solutions, Inc. for the year ended December 31, 2003, and of report dated January 26, 2005 and April 15, 2006, with respect to the financial statements of Total Bank Technology Solutions, Inc. for the year ended December 31, 2004, each of which is included in the Current Report (Form 8-K) of Private Business, Inc. filed on April 26, 2005.



                                              /s/ Stockman Kast Ryan & Co., LLP


Colorado Springs, Colorado
April 24, 2006